UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13D
                         (Rule 13d-101)

            Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*


             First Trust Value Line (R) Dividend Fund
-----------------------------------------------------------------
                             -------
                        (Name of Issuer)

            Common Stock, par value $0.01 per share
-----------------------------------------------------------------
                             -------
                 (Title of Class of Securities)

                            33735A100
-----------------------------------------------------------------
                             -------
                         (CUSIP Number)


                        Arthur D. Lipson
                    Western Investment L L C
             2855 East Cottonwood Parkway, Ste. 110
                    Salt Lake City, UT 84121
-----------------------------------------------------------------
                             -------
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)


                        January 30, 2006
-----------------------------------------------------------------
                             -------
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(e), (f) or (g), check the following box [  ].


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                   (Continued on following pages)








CUSIP No.  - 33735A100

1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
         WESTERN INVESTMENT L L C

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)   [  ]
        (b)   [  ]

3       SEC USE ONLY

4       SOURCE OF FUNDS* (See Item 3)
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
           OR 2(e)  [  ]

6       CITIZENSHIP OR PLACE OF ORGANIZATION
         INCORPORATED IN DELAWARE


NUMBER OF       7       SOLE VOTING POWER (See Item 5)
SHARES                   1,423,475 shares
BENEFICIALLY    8       SHARED VOTING POWER (See Item 5)
OWNED BY                 0 shares
EACH            9       SOLE DISPOSITIVE POWER
REPORTING                1,423,475 shares
PERSON         10       SHARED DISPOSITIVE POWER
WITH                     0 shares


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 1,423,475 shares

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*    [  ]

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.4%

14      TYPE OF REPORTING PERSON*
        OO








1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       ARTHUR D. LIPSON

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       USA


NUMBER OF           7     SOLE VOTING POWER
SHARES                    1,424,475
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                  0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                 1,424,475
PERSON WITH        10     SHARED DISPOSITIVE POWER
                          0


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 1,424,475

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.4%

14     TYPE OF REPORTING PERSON*
        IN











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       WESTERN INVESTMENT HEDGED PARTNERS LP

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE


NUMBER OF           7     SOLE VOTING POWER
SHARES                     906,010
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                   0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                  906,010
PERSON WITH        10     SHARED DISPOSITIVE POWER
                           0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 906,010

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*    [  ]

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.8%

14      TYPE OF REPORTING PERSON*
         PN










1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       INCORPORATED IN DELAWARE

NUMBER OF           7     SOLE VOTING POWER
SHARES                     143,000
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                   0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                  143,000
PERSON WITH        10     SHARED DISPOSITIVE POWER
                           0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 143,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.4%

14     TYPE OF REPORTING PERSON*
        OO











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       WESTERN INVESTMENT ACTIVISM PARTNERS L L C

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       INCORPORATED IN DELAWARE

NUMBER OF           7     SOLE VOTING POWER
SHARES                     374,465
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                   0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                  374,465
PERSON WITH        10     SHARED DISPOSITIVE POWER
                           0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 374,465

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.2%

14     TYPE OF REPORTING PERSON*
        OO











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       INCORPORATED IN DELAWARE

NUMBER OF           7     SOLE VOTING POWER
SHARES                     722,100
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                   0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                  722,100
PERSON WITH        10     SHARED DISPOSITIVE POWER
                           0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 722,100

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.2%

14     TYPE OF REPORTING PERSON*
        OO











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       BENCHMARK PLUS PARTNERS, L.L.C.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       INCORPORATED IN DELAWARE

NUMBER OF           7     SOLE VOTING POWER
SHARES                       341,300
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                   0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                    341,300
PERSON WITH        10     SHARED DISPOSITIVE POWER
                           0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       (See Item 5)   341,300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.1%

14     TYPE OF REPORTING PERSON*
        OO











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       BENCHMARK PLUS MANAGEMENT, L.L.C.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       INCORPORATED IN DELAWARE

NUMBER OF           7     SOLE VOTING POWER
SHARES                     722,100
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                   0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                  722,100
PERSON WITH        10     SHARED DISPOSITIVE POWER
                           0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 722,100

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.2%

14     TYPE OF REPORTING PERSON*
        OO











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       ROBERT FERGUSON

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       USA

NUMBER OF           7     SOLE VOTING POWER
SHARES                    1,063,400
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                  0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                 1,063,400
PERSON WITH        10     SHARED DISPOSITIVE POWER
                          0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 1,063,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.3%

14     TYPE OF REPORTING PERSON*
        IN











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       PARADIGM PARTNERS, N.W., INC.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       WASHINGTON

NUMBER OF           7     SOLE VOTING POWER
SHARES                    341,300
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                  0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                 341,300
PERSON WITH        10     SHARED DISPOSITIVE POWER
                          0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 341,300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.1%

14     TYPE OF REPORTING PERSON*
        CO











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       SCOTT FRANZBLAU

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       USA

NUMBER OF           7     SOLE VOTING POWER
SHARES                    722,100
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                  0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                 722,100
PERSON WITH        10     SHARED DISPOSITIVE POWER
                          0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 722,100

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.2%

14     TYPE OF REPORTING PERSON*
        IN











1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MICHAEL DUNMIRE

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [  ]
      (b) [  ]

3     SEC USE ONLY

4     SOURCE OF FUNDS*
       OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) [ ]
         OR 2(e) [  ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION
       USA

NUMBER OF           7     SOLE VOTING POWER
SHARES                    1,063,400
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY                  0
EACH                9     SOLE DISPOSITIVE POWER
REPORTING                 1,063,400
PERSON WITH        10     SHARED DISPOSITIVE POWER
                          0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5) 1,063,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*     [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.3%

14     TYPE OF REPORTING PERSON*
        IN










The following constitutes Amendment No. 1 ("Amendment No. 1") to the
Schedule 13D filed by the undersigned.  This Amendment No. 1 amends the
Schedule 13D as specifically set forth.



Item 3 is hereby amended and restated as follows:

The aggregate purchase price of the 1,423,475 Shares beneficially owned by WILLC is approximately $21,190,661. The
Shares beneficially owned by WILLC were acquired with the working capital of each of WIHP, WITR, and WIAP. The aggregate purchase price of the 722,100 Shares beneficially owned by BPM is approximately $10,783,673. The Shares beneficially owned by BPM were acquired with the working capital of BPIP. The aggregate purchase price of the 341,300 Shares beneficially owned by PPNW is approximately $5,010,394. The Shares beneficially owned by PPNW were acquired with the working capital of BPP. The aggregate purchase price of the 1,000 additional Shares owned by Mr. Lipson is approximately
$15,420. The Shares owned by Mr. Lipson were acquired with personal funds.





ITEM 5(a) is hereby amended and restated as follows:

(a) The aggregate percentage of Shares reported owned by each person named herein is based upon 32,400,000 Shares outstanding as of July 12, 2005, as reported in the Issuer's Form DEF 14A filed with the Securities and Exchange Commission on August 12, 2005.

As of the close of business on January 30, 2006, WIHP, WITR, WIAP, BPIP, and BPP beneficially owned 906,010, 143,000, 374,465, 722,100, and 341,300 Shares, respectively, representing 2.8%, 0.4%, 1.2%,
2.2%, and 1.1%, respectively, of the Shares outstanding. WILLC beneficially owned 1,423,475 Shares, constituting approximately 4.4%
of the Shares outstanding. Mr. Lipson beneficially owned 1,424,475 Shares, constituting approximately 4.4% of the Shares outstanding.

As the general partner or managing member, as the case may be, of WIHP, WITR, and WIAP, WILLC may be deemed to beneficially own the 1,423,475 Shares beneficially owned in the aggregate by WIHP, WITR, and WIAP.
As the managing member of WILLC, Mr. Lipson may be deemed to beneficially own the 1,423,475 Shares beneficially owned by WILLC. As the managing member of BPIP, BPM may be deemed to beneficially own the 722,100 Shares beneficially owned by BPIP. As the managing members of BPM, Messrs. Franzblau, Ferguson and Dunmire may be deemed to beneficially own the 722,100 Shares owned by BPM. As the managing member of BPP, PPNW may be deemed to beneficially own the 341,300 Shares beneficially owned by BPP. As the officers of PPNW, Messrs. Ferguson and Dunmire may be deemed to beneficially own the 341,300 Shares beneficially owned by PPNW.

ITEM 5(c) is hereby amended to add the following:

(c) Schedule A annexed hereto lists all transactions by the Reporting Persons in the Issuer's Common Stock effected since the last transaction reported in the initial 13D. All of such transactions were effected in the open market.









                           SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 31, 2006

                       WESTERN INVESTMENT L L C

                       By: /s/ Arthur D. Lipson, Sole Member

                       WESTERN INVESTMENT HEDGED PARTNERS LP
                       By: Western Investment L L C,
                       its General Partner

                       By: /s/ Arthur D. Lipson, Managing Member


                       WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD
                       By: Western Investment L L C,
                       its Managing Member

                       By: /s/ Arthur D. Lipson, Managing Member


                       WESTERN INVESTMENT ACTIVISM PARTNERS LLC
                       By: Western Investment L L C,
                       its Managing Member

                       By: /s/ Arthur D. Lipson, Managing Member


                       By: /s/ Arthur D. Lipson
                           ___________________
                            ARTHUR D. LIPSON



                       BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                       By: Benchmark Plus Management, L.L.C.,
                       its Managing Member

                       By: /s/ Scott Franzblau, Managing Member


                       By: /s/ Robert Ferguson, Managing Member


                       By: /s/ Michael Dunmire, Managing Member



                       BENCHMARK PLUS MANAGEMENT, L.L.C.

                       By: /s/ Scott Franzblau, Managing Member


                       By: /s/ Robert Ferguson, Managing Member


                       By: /s/ Michael Dunmire, Managing Member



                       By: /s/ Scott Franzblau
                           ___________________
                             SCOTT FRANZBLAU

                       By: /s/ Robert Ferguson
                           ___________________
                             ROBERT FERGUSON

                       By: /s/ Michael Dunmire
                           ___________________
                             MICHAEL DUNMIRE



                       BENCHMARK PLUS PARTNERS, L.L.C.

                       By: Paradigm Partners, N.W., Inc.,
                       its Managing Member

                       By: /s/ Robert Ferguson, Principal


                       By: /s/ Michael Dunmire, Principal



                       PARADIGM PARTNERS, N.W. INC.

                       By: /s/ Robert Ferguson, Principal


                       By: /s/ Michael Dunmire, Principal



                       By: /s/ Robert Ferguson
                           ___________________
                             ROBERT FERGUSON

                       By: /s/ Michael Dunmire
                           ___________________
                             MICHAEL DUNMIRE













                           SCHEDULE A

           Transaction Code    Quantity    Trade Date    Price
WIHP        Buy                  9,000     12/19/2005     $13.9006
            Buy                 34,700     12/21/2005     $13.9062
            Buy                  5,300     12/27/2005     $13.9465
            Buy                    100     12/29/2005     $13.9300
            Sell                   100     01/09/2006     $14.4045


WITR        Buy                  4,900     01/04/2006     $14.0345


WIAP        Buy                  5,000     12/12/2005     $15.5131
            Sell                 5,000     12/12/2005     $15.5109
            Buy                  3,100     12/12/2005     $15.4439
            Buy                 10,200     01/03/2006     $14.0198
            Buy                  3,500     01/26/2006     $14.2964
            Buy                 44,900     01/27/2006     $14.4059
            Buy                  7,200     01/30/2006     $14.3489
            Buy                 29,500     01/30/2006     $14.3725


BPP         Buy                 16,800     12/14/2005     $15.5710
            Buy                 10,000     12/15/2005     $15.6000
            Buy                 15,000     12/19/2005     $13.9237
            Buy                 15,900     12/20/2005     $13.8789
            Buy                 44,700     12/22/2005     $13.9216
            Buy                 38,600     12/23/2005     $13.9458


BPIP        Buy                  1,300     12/13/2005     $15.5154
            Buy                 16,800     12/14/2005     $15.5710
            Buy                 10,100     12/15/2005     $15.6000
            Buy                 17,500     12/19/2005     $13.9236
            Buy                 15,900     12/20/2005     $13.8789


WILLC            NONE

BPM              NONE

PPNW             NONE

Mr. Lipson       NONE

Mr. Franzblau    NONE

Mr. Dunmire      NONE

Mr. Ferguson     NONE